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Federated Investors, Inc.
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FEDERATED INVESTORS, INC.

Federated Investors Tower

Pittsburgh, Pennsylvania 15222-3779

INFORMATION STATEMENT

March 12, 2012

INTRODUCTION

This Information Statement is furnished to the shareholders (the “Shareholders”) of Federated Investors, Inc. (“Federated”, or the “Company”) by its Board of Directors (the “Board”) in connection with the Annual Meeting of the Shareholders to be held on Thursday, April 26, 2012 in the Cambria Room of the Westin Convention Center, 1000 Penn Avenue, Pittsburgh, Pennsylvania, 15222 at 4:00 p.m. local time (the “Annual Meeting”). Action will be taken at the Annual Meeting for (i) the election of directors; (ii) the approval of the Federated Investors, Inc. Annual Incentive Plan, as amended (the “Annual Incentive Plan”); and (iii) any other business that properly comes before the meeting.

Federated has shares of both Class A Common Stock, no par value per share (the “Class A Common Stock”) and Class B Common Stock, no par value per share (the “Class B Common Stock”) issued and outstanding. The Class B Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “FII”. Except under certain limited circumstances, the entire voting power of Federated is vested in the holder of the outstanding shares of the Class A Common Stock. All of the outstanding shares of Class A Common Stock are held by a Voting Shares Irrevocable Trust, dated May 31, 1989 (the “Voting Trust”), and will be voted in person at the Annual Meeting. Accordingly, Federated is not soliciting proxies for the Annual Meeting, but is providing this Information Statement to its Shareholders in accordance with Regulation §240.14c-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is being mailed and/or furnished to the Shareholders on or about March 12, 2012. Federated’s 2011 Annual Report to Shareholders (the “2011 Annual Report”) accompanies this Information Statement.

SHAREHOLDERS SHARING THE SAME ADDRESS.

Federated has adopted a procedure called “householding”, which has been approved by the Securities and Exchange Commission (“SEC”). Under this procedure, Federated will deliver only one copy of its 2011 Annual Report and this Information Statement to multiple Shareholders who share the same address and last name unless contrary instructions have been received from an affected Shareholder. The Company will deliver promptly upon written or oral request a separate copy of the 2011 Annual Report and this Information Statement to any Shareholder at a shared address to which a single copy of either of these documents was delivered. To receive a separate copy of the 2011 Annual Report or this Information Statement, contact us at: Corporate Communications, Federated Investors Tower, 1001 Liberty Avenue, Pittsburgh, PA 15222-3779 or call 1-800-341-7400.

If you are a Shareholder, share an address and last name with one or more other Shareholders and would like to revoke your householding consent, or you are a Shareholder and are eligible for householding and would like to participate in householding, please contact: Broadridge, ATTN: Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call 1-800-542-1061.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF THE 2011 ANNUAL REPORT AND INFORMATION STATEMENT FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 26, 2012.

THIS INFORMATION STATEMENT AND THE 2011 ANNUAL REPORT ARE AVAILABLE ON THE INTERNET AT http://corp.federatedinvestors.com.

VOTING SECURITIES

Only the holder of record of Class A Common Stock at the close of business on February 27, 2012 will be entitled to vote at the Annual Meeting or any adjournment or adjournments thereof. On that date, 9,000 shares of Class A Common Stock were outstanding, all of which were held by the Voting Trust, the three trustees of which are Mr. John F. Donahue, his wife, and his son, Mr. J. Christopher Donahue, for the benefit of the members of the family of John F. Donahue. Accordingly, Federated qualifies as a “controlled company” under Section 303A of the New York Stock Exchange Listed Company Manual (the “Rule”) and intends to rely on the exemptions available to controlled companies under the Rule.

The presence of the holder of the Class A Common Stock, constituting all of the votes that all Shareholders are entitled to cast on the election of directors, will constitute a quorum for the transaction of business at the Annual Meeting. Any business transacted at the Annual Meeting shall be authorized upon receiving the affirmative vote of a majority of the votes cast by all Shareholders entitled to vote thereon. Under the terms of the Voting Trust, the trustees are authorized to vote shares owned by the Voting Trust, and as a result, all of the outstanding shares of Class A Common Stock will be voted in person at the Annual Meeting. The Voting Trust is entitled to cast one vote per share of Class A Common Stock. Directors will be elected by a plurality of the votes cast. Cumulative voting is not allowed. The trustees of the Voting Trust have advised Federated that they intend to vote in favor of all the directors nominated by the Board and to approve the Annual Incentive Plan.

BOARD OF DIRECTORS AND ELECTION OF DIRECTORS

The Board currently consists of six members. Under Federated’s bylaws, directors are elected at each annual meeting and each director holds office until the expiration of the term of one year for which he or she was selected and until a successor is selected and qualified.

The Board has nominated Messrs. John F. Donahue, J. Christopher Donahue, Michael J. Farrell, David M. Kelly, John W. McGonigle, and Edward G. O’Connor for election as directors. All of the nominees for director have previously served as members of the Board.

John F. Donahue Age 87

Mr. John F. Donahue is a co-founder of Federated. He has served as director and Chairman of Federated since Federated’s initial public offering in May 1998. He is a director or trustee of 40 investment companies managed by subsidiaries of Federated. Mr. Donahue is the father of J. Christopher Donahue who serves as President, Chief Executive Officer and director of Federated and Thomas R. Donahue who serves as Vice President, Treasurer and Chief Financial Officer of Federated.

In determining that Mr. John F. Donahue should serve as a director of Federated, the Board identified his role as a co-founder of the Company and the wealth of knowledge he possesses with respect to the Company and the investment management industry as a whole, along with his general executive management experience.

J. Christopher Donahue Age 62

Mr. J. Christopher Donahue has served as director, President and Chief Executive Officer of Federated since 1998. He is President of 40 investment companies managed by subsidiaries of Federated. He is also director or trustee of 43 investment companies managed by subsidiaries of Federated. Mr. Donahue is the son of John F. Donahue who serves as Chairman and director of Federated and the brother of Thomas R. Donahue who serves as Vice President, Treasurer and Chief Financial Officer.

In determining that Mr. J. Christopher Donahue should serve as a director of Federated, the Board identified his knowledge of Federated and its subsidiaries, as Chief Executive Officer of the Company, his legal background, his knowledge of the investment management industry and his general executive management experience.

Michael J. Farrell Age 62

Mr. Michael J. Farrell was elected to the Board in August 1998. He has been the President of Farrell & Co., a merchant banking firm specializing in heavy manufacturing companies, since 1982. Additionally, he served as Chief Executive Officer of Standard Steel, LLC from July 2001until its acquisition in August 2011, at which time he resigned from the company. He has also served in executive capacities for MK Rail Corporation, Motor Coils Manufacturing Co. and Season-All Industries. Mr. Farrell is a Certified Public Accountant.

In determining that Mr. Michael J. Farrell should serve as a director of Federated, the Board identified his extensive background in finance as Chief Executive Officer of a merchant banking firm and his general executive management experience.

David M. Kelly Age 69

Mr. David M. Kelly was elected to the Board in April 2004. He retired in 2007 as Chairman, Chief Executive Officer, and President of Matthews International Corporation, a designer, manufacturer, and marketer of memorialization products and caskets for the cemetery and funeral home industries. Mr. Kelly is a member of the Board of Directors of Mestek, Inc., Elliott Turbomachinery, Inc., and Mesa Laboratories, Inc.

In determining that Mr. David M. Kelly should serve as a director of Federated, the Board identified his knowledge and experience in corporate oversight as a member of several boards of directors, leadership background as Chief Executive Officer of Matthews International Corporation and his general executive management experience.

John W. McGonigle Age 73	Mr. John W. McGonigle has been a director of Federated since 1998. He has served as Executive Vice President, Chief Legal Officer and Secretary of Federated since 1998 and as Vice Chairman since 2003. Mr. McGonigle is also Chairman of Federated International Management Limited, a wholly owned subsidiary of Federated. He is a trustee of three investment companies managed by subsidiaries of Federated. Mr. McGonigle is also Secretary of 43 registered investment companies managed by subsidiaries of Federated and Executive Vice President of 42 of those registered investment companies.

In determining that Mr. John W. McGonigle should serve as a director of Federated, the Board identified his extensive knowledge of the Company and its subsidiaries and the regulations affecting them as Chief Legal Officer of the Company, his knowledge of the investment management industry as a whole and his general executive management experience.

Edward G. O’Connor Age 71

Mr. Edward G. O’Connor was elected to the Board in April 2001. From 1973 through 1999, Mr. O’Connor was a member of the law firm Eckert, Seamans, Cherin & Mellott LLC (“Eckert Seamans”). From 2000 to 2007 he served as Special Counsel in the litigation department of Eckert Seamans. At the end of 2007, Mr. O’Connor retired from Eckert Seamans, but maintains an “Of Counsel” relationship with the firm.

In determining that Mr. Edward G. O’Connor should serve as a director of Federated, the Board identified his extensive legal background in advising companies in litigation matters and his understanding of the regulations affecting the Company and investment management industry generally.

The Board has determined that Messrs. Farrell, Kelly and O’Connor are “Independent” as defined by the Corporate Governance rules of the NYSE (“NYSE Rules”). In making this determination, the Board considered all relevant facts and circumstances. Other than serving as directors, Messrs. Farrell, Kelly and O’Connor have no relationship with Federated.

Meetings and Committees of the Board

In 2011, the Board met on six occasions. The Board has an Audit Committee, Compensation Committee and Compliance Committee. The Board does not have a Nominating Committee; the Board as a whole performs this function. During 2011, all directors attended at least seventy-five percent of the meetings of the Board and the committees on which they serve.

Audit Committee

The Audit Committee currently consists of Messrs. Michael J. Farrell, David M. Kelly and Edward G. O’Connor, none of whom is an officer or employee (or former officer or employee) of Federated. Mr. Farrell is Chairman of the Audit Committee. The Board has adopted a written charter for the Audit Committee. The Board has determined that the members of the Audit Committee are “Independent” as defined by the NYSE Rules.

The Audit Committee is responsible for monitoring the integrity of the financial statements of Federated, the independent registered public accounting firm’s qualifications and independence, the performance of Federated’s internal audit function and independent registered public accounting firm, and Federated’s compliance with related applicable legal and regulatory requirements. The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm and is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm. In performing its responsibilities, the Audit Committee reviews the audit plans of Federated’s internal auditors and the independent registered public accounting firm and monitors their progress during the year. In discharging its responsibilities, the Audit Committee is entitled to rely upon the reports, findings and representations of Federated’s internal auditors, independent registered public accounting firm, legal counsel and responsible officers. In 2011, the Audit Committee met on five occasions.

The Board has determined that Messrs. Kelly and Farrell are Audit Committee Financial Experts as defined under Federal securities laws.

Audit Committee Report

The Audit Committee oversees Federated’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee has met to review and discuss the audited financial statements in the 2011 Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity and completeness of disclosures in the financial statements.

The Audit Committee discussed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Federated’s accounting principles as applied to the financial statements and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures required by Rule 3526 of the Public Company Oversight Accounting Board, Communication with Audit Committees Concerning Independence, relating to the independent registered public accounting firm’s independence from management and Federated, and has discussed with the independent registered public accounting firm their independence. The Audit Committee has considered whether the provisions of non-audit services by the independent registered public accounting firm are compatible with maintaining the independent registered public accounting firm’s independence.

The Audit Committee discussed with Federated’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of Federated’s internal controls, and the overall quality of Federated’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended

December 31, 2011, for filing with the SEC. The Audit Committee also selected Federated’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

Respectfully Submitted:

Michael J. Farrell, Audit Committee Chairman

David M. Kelly, Audit Committee Member

Edward G. O’Connor, Audit Committee Member

Compensation Committee

The Compensation Committee, which operates pursuant to a written charter, consists of Messrs. Michael J. Farrell, David M. Kelly and Edward G. O’Connor. Mr. Farrell is Chairman of the Compensation Committee. The Compensation Committee establishes performance measures and certifies achievement, recommends and approves compensation levels of executive officers, awards share-based compensation, works with senior management on benefit and compensation programs for Federated employees, and monitors local and national compensation trends to ensure that Federated’s compensation program is competitive within the mutual fund industry. The Compensation Committee has delegated its full power and authority under the Federated Investors, Inc. Stock Incentive Plan, as amended, (the “Stock Incentive Plan”) to the Chief Executive Officer with respect to all employees other than those subject to Section 16 of the Exchange Act. In 2011, the Compensation Committee met on three occasions.

As members of the Compensation Committee, Messrs. Farrell, Kelly and O’Connor are deemed to be outside directors for purposes of Section 162(m) of the Internal Revenue Code and non-employee directors as defined in Rule 16b-3 of the Exchange Act.

Compensation Risk

The Compensation Committee collaborates with Federated’s management in reviewing the material terms of Federated’s compensation policies and programs for all employees, and evaluates the intended behaviors each is designed to incent to ensure that such policies and programs do not encourage excessive risk-taking that could result in a material, adverse impact to the Company.

Corporate Governance

To address corporate governance matters and communicate its business standards, Federated has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics applies to directors, officers and employees of Federated. Copies of these materials as well as Charters for the Audit, Compensation, and Compliance Committees are available on Federated’s website at FederatedInvestors.com by first clicking on “About Federated” and then “Corporate Governance.” The information is also available in print upon written request.

Under Federated’s policies, the directors are expected to attend the Annual Meeting. All but one of the directors attended the 2011 Annual Meeting.

Communications with the Board

Independent members of the Board have regularly scheduled executive sessions without management participation. Mr. David M. Kelly presides over these meetings. In order that parties may make their concerns known to the independent directors as well as to the Audit Committee, Compliance Committee, and the full Board, the Board has established a telephone messaging system and an internet-based anonymous incident reporting system. All messages will be forwarded to Federated’s Chief Compliance Officer for review, who will prepare a summary of such communications for the independent directors, the Audit Committee, the Compliance Committee, or the full Board as appropriate. Information concerning the use of the messaging system and the reporting system can be obtained on Federated’s website at FederatedInvestors.com by first clicking on “About Federated” and then “Corporate Governance.”

Board Leadership Structure

Since 1998, the roles of Chairman and Chief Executive Officer have been held separately. Mr. John F. Donahue serves as Chairman and Mr. J. Christopher Donahue serves as Chief Executive Officer. The Board does not have a policy with respect to whether the Chairman should be an independent director, an affiliated director or a member of Company management. The Company’s policy as to whether the role of Chief Executive Officer and Chairman should be separate is to adopt the practice that best serves the Company’s and Shareholders’ interests at any particular time. Currently, the Company believes the separation of the roles of Chairman and Chief Executive Officer best serves the Shareholders’ interests as the Chairman, John F. Donahue, provides guidance to the Chief Executive Officer, leads the Board, and brings a wealth of business, industry and management experience as a co-founder of the Company, while the Chief Executive Officer, Mr. J. Christopher Donahue, is best suited to oversee the overall strategic management of the Company and communicate the same to the Board. Additionally, the Board has currently designated Mr. David M. Kelly to chair all executive sessions of the independent directors and serve as a liaison between the independent directors and management. The Board believes this leadership structure is appropriate because it effectively allocates authority, responsibility and oversight between management and the non-management directors.

Risk Oversight

It is management’s responsibility to manage risk and bring to the Board’s attention material risks to the Company. The Board has oversight responsibility of the processes established to report and monitor systems for material risks to the Company. The Company maintains an Enterprise Wide Risk Management department (“Risk Management”) headed by the Company’s Chief Risk Officer. Risk Management implements the processes established to report and monitor for material risks to the Company. The Chief Risk Officer reports directly to the Compliance Committee of the Board and meets with the Compliance Committee on a quarterly basis and the full Board as appropriate. Additionally, the Audit Committee assists the Board in the oversight of the Company’s risk management process. The Audit Committee monitors the Company’s internal audit function, the work performed by the independent registered public accounting firm and the Company’s compliance with related applicable legal and regulatory requirements. Federated believes that this division of risk management responsibilities is an effective approach for addressing the risks facing Federated and that the Board leadership structure, described above, supports this approach.

Nomination of Directors

Under the NYSE Rules, Federated is not required to have a nominating committee because it is considered a “controlled company” for purposes of these rules. In light of this fact, Federated believes that it is appropriate not to have a nominating committee and, therefore, does not have a nominating committee charter in reliance on the NYSE Rules exemption. Federated’s current practice is for the Board as a whole to perform the functions of a nominating committee.

The Board does not currently consider director candidates recommended by Shareholders and does not have a formal policy with regard to consideration of director candidates recommended by Shareholders. Federated believes that it is appropriate not to have such a policy because of its status as a “controlled company” under the NYSE Rules.

The Board seeks candidates who possess the background, skills, experience, expertise, integrity, and degree of commitment necessary to make a significant contribution to the Board. In connection with its evaluation of a nominee, the Board takes into account all applicable laws, rules, regulations and listing standards and considers other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise, and its evaluation of other prospective nominees. Although the Board does not have a formal policy regarding the consideration of diversity in identifying nominees for director, the Board believes directors should be selected so that the Board is a diverse body. In order to achieve this result, the Board seeks nominees who reflect differences of viewpoint, professional experience, education, skill and other individual qualities and attributes that it believes will strengthen the Board as a whole. Nominees for directorship are recommended to the Board by the Chief Executive Officer of Federated and other directors. An invitation to join the Board will generally be extended by the Chief Executive Officer of Federated and the Chairman of the Board.

Compensation of Directors

Members of the Board who are also employees of Federated do not receive compensation for their service as directors. For their service as directors, non-management directors receive (i) $50,000 per year; (ii) $5,000 per year for each Board Committee Membership; (iii) $2,500 per year for Board Committee Chairmanship/ $7,500 per year for Audit Committee Chairmanship (each of the aforementioned payable in quarterly installments); (iv) $1,500 per attendance at a special meeting of the Board payable when such meetings occur; and (v) 1,500 shares of unrestricted Class B Common Stock annually. With respect to options granted to non-management directors in past years, according to the Stock Incentive Plan, all of the vested options granted to non-management directors are immediately exercisable and may generally be exercised for a period of ten years from the date of the vesting, provided that, in the event of the death or disability of the non-management director, the options may only be exercised within twelve months after the death or disability and, in the event that the non-management director’s service to Federated is terminated for any reason other than retirement, death or disability, the options may only be exercised for a period of thirty days after the date of such termination of services. Federated also paid the premiums for term life insurance and travel/accident insurance for each of Messrs. Farrell, Kelly, O’Connor and James L. Murdy (retired as a director on April 28, 2011) which, in the aggregate, cost Federated approximately $186 in 2011.

Director Compensation Table

The following table sets forth compensation information for the fiscal year ended December 31, 2011 for Federated’s non-management directors.

2011 DIRECTOR COMPENSATION TABLE

Name	Fees earned or paid in cash ($)	Stock Awards ($)(1)	All other compensation ($)(2)	Total ($)
Michael J. Farrell	75,000	39,780	815	115,595
David M. Kelly	65,000	39,780	175	104,955
James L. Murdy(3)	31,250	—	5,270	36,520
Edward G. O’Connor	66,250	39,780	270	106,300

(1)	The amounts in this column reflect the grant date fair value of 1,500 shares of unrestricted Class B Common Stock granted to each non-management director in 2011. The grant date fair value was based on the closing price of Federated Class B Common Stock on the NYSE on the award date. As of December 31, 2011, each non-management director has the following number of options outstanding: Michael J. Farrell: 12,000, Edward G. O’Connor: 0, David M. Kelly: 22,500, and James L. Murdy: 22,500. The assumptions made in calculating the dollar values of the expenses recognized and the grant date fair values for stock options are set forth in Note 13(b) to Federated’s Consolidated Financial Statements for the fiscal year ended December 31, 2011 contained in Federated’s Annual Report on Form 10-K.
(2)	The amounts in this column reflect imputed income for Federated-provided life and travel/accident insurance. For Mr. James L. Murdy, it also includes a payment of $5,000 in recognition of his many years of service to Federated.
(3)	Mr. James L. Murdy retired as a director on April 28, 2011.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in Federated’s 2011 Information Statement.

Respectfully Submitted:

Michael J. Farrell, Compensation Committee Chairman

David M. Kelly, Compensation Committee Member

Edward G. O’Connor, Compensation Committee Member

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

The investment management business is highly competitive and experienced professionals have significant career mobility. Federated’s ability to attract, retain and properly motivate highly qualified professionals is a critical factor in maintaining Federated’s competitive position within the investment management industry and ensuring Federated’s future success. Accordingly, Federated’s compensation program is comprised of competitive levels of cash compensation together with equity and other components that are consistent with Shareholder interests. Federated’s compensation program is designed to reward outcomes related to a variety of factors including Federated’s revenues, earnings, earnings on a per share basis, and return on equity and payout ratio. Additional consideration is given to Federated’s investment and financial performance as measured against other similar companies within the investment management industry and the performance of Federated’s stock. Federated’s Chief Executive Officer, Chief Financial Officer and its three other most highly compensated executive officers are referred to herein as the “Named Executive Officers.”

Allocation Among Compensation Components

As previously noted, each component of Federated’s compensation program is designed to be competitive within the investment management industry and to align the interests of Federated’s executive officers with those of Federated’s Shareholders. The final determination on setting compensation for executive officers rests with the Compensation Committee acting pursuant to Section 162(m) of the Internal Revenue Code. The Compensation Committee takes a holistic approach to assessing and determining the components of each executive officer’s total compensation. The Compensation Committee receives input and recommendations from, and works collaboratively with, Federated’s Chief Executive Officer in analyzing information relating to company and individual performance. The Compensation Committee not only considers a variety of factors relating to Company performance including Federated’s Operating Profits (as defined hereinafter), revenues, earnings per share and stock performance, but also considers industry compensation trends among companies in Federated’s peer group, as discussed below. The Compensation Committee also reviews investment performance and financial performance on a comparative basis, as well as marketing and sales effectiveness. Although the Compensation Committee considers a number of different individual and corporate performance factors, no specific weighting is given to any such factor. Each component of compensation is reviewed independently each year, taking into consideration both Company and individual results as well as comparative peer group information.

Benchmarking. In 2011, Federated engaged Deloitte Consulting (“Deloitte”), a nationally recognized consulting firm with expertise in executive compensation practices and program design, to conduct a study of the compensation of executive officers at Federated and eleven of Federated’s peers within the investment management industry. Federated’s peer group selected for purposes of Deloitte’s study included Affiliated Managers Group, Inc.; AllianceBernstein Holding LP; BlackRock, Inc.; Calamos Asset Management, Inc.; Eaton Vance Corp.; Franklin Resources, Inc.; INVESCO PLC (ADR); Janus Capital Group, Inc.; Legg Mason, Inc.; T. Rowe Price Group, Inc.; and Waddell & Reed Financial, Inc. In selecting this peer group, Federated used the size criteria of approximately one-half to two times Federated in one or more of the following metrics: revenue, assets under management and market capitalization. The peer group data used for purposes of Deloitte’s study is generally gathered from publicly disclosed documents of those companies. Therefore, these results will typically only relate to the five most highly compensated executive officers of a given company. Information prepared by Deloitte was provided to the Compensation Committee to assist it in its efforts to determine appropriate levels of compensation. While the Compensation Committee considers the peer data provided by Deloitte in setting executive compensation, Federated does not benchmark to a specified percentile of this peer group.

Base Salary. Base salaries are intended to form a competitive percentage of total cash compensation. Federated’s objective in paying a base salary is to provide its executive officers with a level of assured cash compensation that is commensurate with their position, expertise and accomplishments. In establishing base salaries, the Compensation Committee considers performance assessments and recommendations provided by Federated’s Chief Executive Officer with respect to executive officers other than himself. The Compensation Committee also gives consideration to Federated’s financial results from the prior year as well as the base salaries paid for comparable positions by companies in Federated’s peer group. The Compensation Committee did not increase the 2011 base salaries of most executive officers consistent with Federated’s company-wide effort to control expenses in 2011.

Bonuses. Bonuses paid under the Annual Incentive Plan are designed to reward executive officers for the successful attainment of annual results that are consistent with Federated’s long-term growth and development. Each year, the Compensation Committee establishes one or more performance goals that must be attained for bonuses to be awarded under the Annual Incentive Plan. In 2011, the Compensation Committee required that Federated attain operating profits of $65 million for bonuses to be awarded. For purposes of the Annual Incentive Plan performance goal, operating profits are defined as annual total revenues less distributions to noncontrolling interests and less total expenses (excluding amortization of intangibles, impairment losses and debt expenses) as reflected in Federated’s audited or unaudited financial statements (“Operating Profits”). Achievement of the performance goal is a condition for payment of a bonus under the Annual Incentive Plan. For the fiscal year ended December 31, 2011, Federated had Operating Profits of approximately $176 million. The maximum amount that may be awarded to each executive officer in a given year under the Annual Incentive Plan is $6 million. Achievement of the performance goal, however, does not serve to ensure the award of a bonus under the Annual Incentive Plan. The Compensation Committee has the discretion, in appropriate circumstances, to reduce or eliminate a bonus even if a performance goal is achieved.

In addition to the Operating Profits threshold for bonuses under the Annual Incentive Plan, in determining awards for 2011 under the Annual Incentive Plan, the Compensation Committee considered a variety of factors including Federated’s Operating Profits, revenues, earnings, earnings on a per share basis and return on equity and payout ratio. Also taken into consideration by the Compensation Committee was the performance of Federated’s stock, Federated’s investment and financial performance as measured against other similar companies within the investment management industry, and the performance assessment and recommendations made by Federated’s Chief Executive Officer with respect to executive officers other than himself. The Compensation Committee also considered the Company’s relative performance in challenging market conditions, the Company’s effective expense management and the Company’s market share.

The Compensation Committee gives no specific weighting to any of these factors. For 2011, consistent with past practice, the Compensation Committee, in the exercise of its discretion under the Annual Incentive Plan, reduced the amount of the bonus award from the maximum amount eligible to be attained by an executive officer. The Compensation Committee generally reduced bonus amounts to lower levels than those paid for the prior fiscal year. The Committee believed this was appropriate in light of the factors considered above.

Equity Compensation. For 2011 Annual Incentive Plan bonus awards, executives under the age of sixty-five generally receive eighty percent in cash and twenty percent in the form of restricted stock (“Bonus Restricted Stock”), and may elect to receive seventy percent in cash and thirty percent in Bonus Restricted Stock. For 2011, executive officers aged sixty-five or older, or who will attain age sixty-five prior to the end of the Bonus Restricted Stock three-year vesting period, who receive bonus awards under the Annual Incentive Plan may elect to receive 100% of such awards in cash, may elect to receive eighty percent in cash and twenty percent in Bonus Restricted Stock or may elect to receive seventy percent in cash and thirty percent in Bonus Restricted Stock. Bonus Restricted Stock is awarded at eighty-five percent of fair market value, which is based on the closing price of Federated Class B Common Stock on the NYSE on the award date. Bonus Restricted Stock awards are made at eighty-five percent of fair market value in recognition of the risk of forfeiture and the delay in receiving awards earned under the Annual Incentive Plan. The Company believes that the Bonus Restricted Stock portion of the award serves to further align the interests of executive officers with those of the Shareholders.

In 2011, the Compensation Committee also granted periodic restricted stock (“Periodic Restricted Stock”) awards to executive officers under our Stock Incentive Plan. In determining whether Periodic Restricted Stock awards are appropriate and, if so, the size of such an award, the Compensation Committee holistically considers any outstanding and unvested stock options and restricted stock the executive officer holds as well as the value of equity compensation as a component of total compensation. In making its decision, the Compensation Committee also considers factors such as the executive officer’s performance, changes in his or her responsibilities, promotions and general industry practices. Periodic Restricted Stock awards generally vest over a ten-year period, which Federated believes serves to align the long-term interests of executive officers with those of Federated’s Shareholders. The timing of Periodic Restricted Stock grants is driven by the Compensation Committee’s assessment of the need to compensate executive officers, not by Federated’s stock price. Grants are made only during “open” periods in which the Company has not implemented trading restrictions. Please refer to footnotes (1) and (2) of the 2011 Summary Compensation Table and the 2011 Outstanding Equity Awards at Fiscal Year End Table for further information relating to the Company’s awards of Bonus Restricted Stock and Periodic Restricted Stock to Named Executive Officers.

Federated does not currently award stock options to its executive officers (or its other employees).

Perquisites and Other Benefits. Federated provides a limited number of perquisites and other benefits to its executive officers that are intended to encourage the health and wellness of its executive officers and to reduce the time and attention that they must spend on non-Federated issues.

Certain executive officers are eligible for reimbursement for the initiation fees and dues associated with membership in golf and/or social clubs that have a business purpose. Such memberships provide executive officers with an appropriate forum for entertaining clients and interacting with the community. During 2011, one executive officer was provided the use of a company car and seven executive officers were provided with on-site parking at Federated’s headquarters. Executive officers are permitted to use Federated’s corporate aircraft for a limited amount of personal use when the corporate aircraft is not being utilized for business purposes. Such personal use of the corporate aircraft must be pre-approved by the Chief Executive Officer or Chief Financial Officer. Personal use of the corporate aircraft by an executive officer results in taxable income to the executive officer determined in accordance with Internal Revenue Service regulations. For security and efficiency reasons, the Chairman and Chief Executive Officer are required to use the corporate aircraft for business and personal use to the greatest reasonable extent.

Executive officers are entitled to receive medical, life and disability coverage and other corporate benefits available to most of Federated’s other employees. A grandfathered group of executive officers also receives supplemental executive medical coverage. Executive officers are also provided an annual physical, at their option.

Executive officers are eligible to participate in the Federated Investors, Inc. Profit Sharing/401(k) Plan, which is made available to substantially all of Federated’s employees.

Board Process

The Compensation Committee receives input and recommendations from, and works collaboratively with, Federated’s Chief Executive Officer in analyzing information relating to Company and individual performance. As discussed above, the Compensation Committee also considers a variety of factors when determining annual salary and awards of bonuses under the Annual Incentive Plan or awards of Periodic Restricted Stock under the Stock Incentive Plan. The Compensation Committee not only considers a variety of factors relating to Company performance including Federated’s Operating Profits, revenues, earnings per share and stock performance, but also considers industry compensation trends among companies in Federated’s peer group as provided in the aforementioned study conducted by Deloitte. The Compensation Committee also reviews investment performance and financial performance on a comparative basis, as well as marketing and sales effectiveness. Although the Compensation Committee considers a number of different individual and corporate performance factors, no specific weighting is given to any such factor.

Summary Compensation Table

The following table sets forth compensation information for the fiscal years ended December 31, 2011, December 31, 2010 and December 31, 2009 for Federated’s Named Executive Officers.

2011 SUMMARY COMPENSATION TABLE

Name & Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
J. Christopher Donahue President and Chief Executive Officer	2011 2010 2009	787,500 787,500 787,500	1,865,664 1,137,277 1,267,579	1,645,000 1,300,000 2,080,000	297,281 377,110 221,383	4,595,445 3,601,887 4,356,462

Thomas R. Donahue Chief Financial Officer and President, FII Holdings, Inc.	2011 2010 2009	720,000 720,000 720,000	1,424,494 960,795 1,032,295	1,225,000 925,000 1,480,000	293,158 378,831 202,500	3,662,652 2,984,626 3,434,795

John B. Fisher Vice President and President and Chief Executive Officer, Federated Advisory Companies	2011 2010 2009	621,000 621,000 621,000	1,689,201 1,090,227 1,197,002	1,760,000 1,150,000 1,920,000	277,147 584,150 234,185	4,347,348 3,445,377 3,972,187

Thomas E. Territ Vice President and President, Federated Securities Corp. (4)	2011 2010	475,000 450,000	1,424,494 960,795	1,600,000 925,000	228,563 405,651	3,728,057 2,741,446

John W. McGonigle Vice Chairman and Chief Legal Officer (5)	2011	720,000	941,197	1,064,000	132,992	2,858,189

(1)	The amounts in this column reflect the aggregate grant date fair value of restricted stock awards for the fiscal years ended December 31, 2011, 2010 and 2009 calculated in accordance with U.S. generally accepted accounting principles applicable to stock compensation. Additional information regarding Restricted Stock awards can be found in the 2011 Grants of Plan-Based Awards Table.
(2)	The table below is provided to assist the reader in understanding the total bonus earned by each Named Executive Officer under the Annual Incentive Plan (“Total Bonus”) and the percentage of such Total Bonus allocated to Bonus Restricted Stock (“% BRS”) for each of the fiscal years ended December 31, 2011, 2010 and 2009.

	2011 Annual Incentive Plan		2010 Annual Incentive Plan		2009 Annual Incentive Plan
	Total Bonus ($)	% BRS	Total Bonus ($)	% BRS	Total Bonus ($)	% BRS
J. Christopher Donahue	2,350,000	30	2,600,000	50	2,600,000	20
Thomas R. Donahue	1,750,000	30	1,850,000	50	1,850,000	20
John B. Fisher	2,200,000	20	2,300,000	50	2,400,000	20
Thomas E. Territ	2,000,000	20	1,850,000	50	—	—
John W. McGonigle	1,520,000	30	—	—	—	—

While the cash portion of the Total Bonus paid in 2012 for fiscal year 2011 is reported in the “Non-Equity Incentive Plan Compensation” column of the 2011 Summary Compensation Table, the portion of the fiscal year 2011 Total Bonus received in the form of Bonus Restricted Stock in 2012 is not represented. Rather, the Bonus Restricted Stock received in 2011 for fiscal year 2010 Total Bonus is represented in the “Stock Awards” column for fiscal year 2011.

The grant date fair value of the Bonus Restricted Stock received in 2011, 2010 and 2009, respectively, under the Annual Incentive Plan for fiscal years 2010, 2009 and 2008, respectively, was based on the NYSE closing prices of $27.75, $25.98 and $16.80, respectively, on the relevant grant dates. The closing price of the Class B Common Stock on December 30, 2011 was $15.15.

(3)	With respect to Mr. J. Christopher Donahue, the amount listed for the fiscal year ended December 31, 2011 reflects matching contributions under Federated’s 40l(k) Plan, company-provided parking, sporting event tickets and an annual physical. In addition, Federated paid premiums for life, accidental death and long-term disability insurance. It also includes club dues of $30,992, a medical insurance premium of $54,873 and dividends received on restricted stock of $121,603. Also included in this amount is $45,248 that reflects the aggregate incremental cost to Federated of personal use of the corporate aircraft. The aggregate incremental cost to Federated is determined on a per flight basis and includes the cost of fuel, landing and storage fees, crew-related expenses and other miscellaneous variable costs.

With respect to Mr. Thomas R. Donahue, the amount listed for the fiscal year ended December 31, 2011 reflects matching contributions under Federated’s 40l(k) Plan, company-provided parking, club dues, sporting event tickets, spousal travel and personal use of the corporate aircraft. In addition, Federated paid premiums for life, accidental death and long-term disability insurance. It also includes a medical insurance premium of $73,539 and dividends received on restricted stock of $147,174.

With respect to Mr. Fisher, the amount listed for the fiscal year ended December 31, 2011 reflects matching contributions under Federated’s 40l(k) Plan, company-provided parking, club dues, an annual physical, spousal travel costs and personal use of the corporate aircraft. In addition, Federated paid a portion of the premiums for life, accidental death, long-term disability and medical insurance. It also includes dividends received on restricted stock of $244,567.

With respect to Mr. Territ, the amount listed for the fiscal year ended December 31, 2011 reflects matching contributions under Federated’s 40l(k) Plan, company-provided parking, club dues, miscellaneous token gifts, spousal travel and personal use of the corporate aircraft. In addition, Federated paid premiums for life, accidental death, long-term disability and medical insurance. It also includes dividends received on restricted stock of $173,568.

With respect to Mr. McGonigle, the amount listed for the fiscal year ended December 31, 2011 reflects matching contributions under Federated’s 40l(k) Plan, company-provided parking, sporting event tickets and spousal travel. In addition, Federated paid the premium for long-term disability. It also includes club dues of $45,396, a medical insurance premium of $54,732 and a life and accidental death premium of $15,447.

(4)	Mr. Territ was not a Named Executive Officer for the fiscal year ended December 31, 2009. Therefore, only his 2011 and 2010 compensation information is included in the 2011 Summary Compensation Table.

(5)	Mr. McGonigle was not a Named Executive Officer for the fiscal years ended December 31, 2009 and 2010. Therefore, only his 2011 compensation is included in the 2011 Summary Compensation Table.

Grants of Plan-Based Awards

The following table sets forth information concerning cash bonuses and restricted stock awards granted to the Named Executive Officers during the fiscal year ended December 31, 2011.

2011 GRANTS OF PLAN-BASED AWARDS TABLE

	Estimated future payouts under Non-equity incentive plan awards				Estimated future payouts under Equity incentive plan awards			All other stock awards: number of shares of stock or units (#) (2)	Grant date fair value of stock and option
Name	Grant Date	Threshold ($)	Target ($) (1)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)		awards ($) (3)
J. Christopher Donahue	3/4/11							55,114	1,529,414
	11/18/11					25,000			336,250
			1,645,000	6,000,000

Thomas R. Donahue	3/4/11							39,216	1,088,244
	11/18/11					25,000			336,250
			1,225,000	6,000,000

John B. Fisher	3/4/11							48,755	1,352,951
	11/18/11					25,000			336,250
			1,760,000	6,000,000

Thomas E. Territ	3/4/11							39,216	1,088,244
	11/18/11					25,000			336,250
			1,600,000	6,000,000

John W. McGonigle	3/4/11							33,917	941,197
			1,064,000	6,000,000

(1)	With respect to Messrs. J. Christopher Donahue, Thomas R. Donahue and McGonigle, the amounts in this column reflect seventy percent of the bonus each received in 2012 under the Annual Incentive Plan for fiscal year 2011. The remaining thirty percent for 2011was received in 2012 in the form of Bonus Restricted Stock. With respect to Messrs. Fisher and Territ, the amounts in this column reflect eighty percent of the bonus each received in 2012 under the Annual Incentive Plan for fiscal year 2011. The remaining twenty percent for 2011was received in 2012 in the form of Bonus Restricted Stock.
(2)	The amounts reflected in this column represent Bonus Restricted Stock received in 2011 with the allocated portion of the 2010 bonus under the Annual Incentive Plan, which is generally subject to a three-year vesting period.
(3)	The calculation methodology for the valuation of Periodic Restricted Stock and Bonus Restricted Stock awards is set forth in Note 1(p) of Federated’s Consolidated Financial Statements contained in Federated’s Annual Report on form 10-K for the fiscal year ended December 31, 2011.

Narrative Disclosure to 2011 Summary Compensation Table and 2011 Grants of Plan-Based Awards Table

Bonus Restricted Stock awards included in the “Stock Awards” column of the 2011 Summary Compensation Table were granted in partial payment of the 2010 bonus awards and generally vest in equal one-third amounts over a three-year period. The Bonus Restricted Stock is awarded at eighty-five percent of fair market value. The Bonus Restricted Stock grant date fair value is reflected under the “Grant date fair value of stock and option awards” column of the 2011 Grants of Plan-Based Awards Table.

On November 18, 2011, each of Messrs. J. Christopher Donahue, Thomas R. Donahue, Fisher and Territ received an award of 25,000 shares of Periodic Restricted Stock under the Stock Incentive Plan, which awards are reflected in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column of the 2011Grants of Plan-Based Awards Table. Each such award is governed by an accompanying 2011 Restricted Stock Award Agreement, which specifies that the shares are subject to forfeiture should a certain performance measurement not be attained. In order to satisfy the performance measurement, Federated must have had Operating Profits of at least $48.75 million for the nine-month period ending September 30, 2012. Restrictions are also subject to confidentiality and non-competition obligations. Recipients are entitled to receive dividends on the shares which are the same as those paid on unrestricted Class B Common Stock. Periodic restricted stock awards granted in 2011 vest over a ten-year period with restrictions lapsing fifty percent on each of approximately the award’s fifth- and tenth-year anniversaries, except in the case of death or disability of a recipient in which case any portion of shares not yet vested will vest.

Federated makes a matching contribution under the Federated Investors, Inc. Profit Sharing/401(k) Plan in an amount equal to 100% of the first 2% that each participant defers and 50% of the next 4% of deferral contributions, and the value of these amounts is included in the “All Other Compensation” column of the 2011 Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning stock options and unvested restricted stock awards held by the Named Executive Officers as of December 31, 2011.

2011 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE

Name	Option Awards					Stock Awards
	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
J. Christopher Donahue (2)						155,135	2,350,295
Thomas R. Donahue (3)						171,289	2,595,028
John B. Fisher (4)	15,780			31.00	1/15/2012	262,168	3,971,845
Thomas E. Territ (5)	5,865			25.35	12/18/2012	196,888	2,982,853
John W. McGonigle

(1)	The amounts in this column reflect a December 30, 2011 closing price of $15.15 for Class B Common Stock on the NYSE.
(2)	Unvested Bonus Restricted Stock awards held by Mr. J. Christopher Donahue are released on the following vesting dates: 39,293 shares at March 2, 2012; 26,221 shares at March 4, 2013; and 18,371 shares at March 4, 2014. Regarding 25,000 shares of Periodic Restricted Stock awarded to Mr. J. Christopher Donahue on November 18, 2009, the vesting dates are as follows: 1,250 shares each on or about November 1, 2012, 2013, 2015, 2016, 2017, 2018; 7,500 shares each at November 3, 2014 and November 1, 2019; and 2,500 shares were vested at December 31, 2011. The amounts and dates on which these 25,000 shares will be released are 12,500 shares each on November 3, 2014 and November 1, 2019. Regarding 25,000 shares of Periodic Restricted Stock awarded to Mr. J. Christopher Donahue on November 18, 2010, the vesting dates are as follows: 1,250 shares each on or about November 1, 2012, 2013, 2014, 2016, 2017, 2018 and 2019; 7,500 shares each at November 2, 2015 and November 16, 2020; and 1,250 shares were vested at December 31, 2011. The amounts and dates on which these 25,000 shares will be released are 12,500 shares each on November 2, 2015 and November 16, 2020. Regarding 25,000 shares of Periodic Restricted Stock awarded to Mr. J. Christopher Donahue on November 18, 2011, the vesting dates are as follows: 1,250 each on or about November 1, 2012, 2013, 2014, 2015, 2017, 2018, 2019 and November 16, 2020; and 7,500 shares each at November 1, 2016 and November 16, 2021. The amounts and dates on which these 25,000 shares will be released are 12,500 shares each on November 1, 2016 and November 16, 2021.
(3)

Unvested Bonus Restricted Stock awards held by Mr. Thomas R. Donahue are released on the following vesting dates: 27,060 shares at March 2, 2012; 18,657 shares at March 4, 2013; and 13,072 shares at March 4, 2014. Regarding 25,000 shares of Periodic Restricted Stock awarded to Mr. Thomas R. Donahue on August 17, 2007, the vesting dates are as follows: 1,250 shares each on or about August 1, 2013, 2014, 2015, 2016; 7,500 shares each at August 1, 2012 and August 1, 2017; and 5,000 shares were vested at December 31, 2011. The amounts and dates on which these 25,000 shares will be released are 12,500 shares each on August 1, 2012 and August 1, 2017. Regarding 25,000 shares of Periodic Restricted Stock awarded to Mr. Thomas R. Donahue on November 18, 2008, the vesting dates are as follows: 1,250 shares each on or about November 1, 2012, 2014, 2015, 2016, 2017; 7,500 shares each at November 1, 2013 and November 1, 2018; and 3,750 shares were vested at December 31, 2011. The amounts and dates on which these 25,000 shares will be released are 12,500 shares each on November 1, 2013 and November 1, 2018. Regarding 25,000 shares of Periodic Restricted Stock awarded to Mr. Thomas R. Donahue on November 18, 2009, the vesting dates are as follows: 1,250 shares each on or about November 1, 2012, 2013, 2015, 2016, 2017, 2018; 7,500 shares each at November 3, 2014 and November 1, 2019; and 2,500 shares were vested at December 31, 2011. The amounts and dates on which these 25,000 shares will be released are 12,500 shares each on November 3, 2014 and November 1, 2019. Regarding 25,000 shares of Periodic Restricted Stock awarded to Mr. Thomas R. Donahue on November 18, 2010, the vesting dates are as follows: 1,250 shares each on or about November 1, 2012, 2013, 2014, 2016, 2017, 2018 and 2019; 7,500 shares each at November 2, 2015 and November 16, 2020; and 1,250 shares were vested at December 31, 2011. The amounts and dates on which these 25,000 shares will be released are 12,500 shares each on November 2, 2015 and November 16, 2020. Regarding 25,000 shares of Periodic Restricted Stock awarded to Mr. Thomas R. Donahue on November 18, 2011, the vesting dates are as follows: 1,250 each on or about November 1, 2012, 2013, 2014, 2015, 2017, 2018, 2019 and November 16, 2020; 7,500 shares each at November 1, 2016 and November 16, 2021. The amounts and dates on which these 25,000 shares will be released are 12,500 shares each on November 1, 2016 and November 16, 2021.
(4)	Unvested Bonus Restricted Stock awards held by Mr. John B. Fisher are released on the following vesting dates: 35,169 shares at March 2, 2012; 23,498 shares at March 4, 2013; and 16,251 shares at March 4, 2014. Regarding 100,000 shares of Periodic Restricted Stock awarded to Mr. Fisher on April 4, 2006, the vesting dates are as follows: 5,000 shares each on or about March 27, 2012, 2013, 2014, 2015; 30,000 shares at March 25, 2016, and 50,000 shares were vested and released at December 31, 2011. The remaining 50,000 shares will be released on March 25, 2016. Regarding 40,000 shares of Periodic Restricted Stock awarded to Mr. Fisher on August 17, 2007, the vesting dates are as follows: 2,000 shares each on or about August 1, 2013, 2014, 2015, 2016; 12,000 shares each at August 1, 2012 and August 1, 2017; and 8,000 shares were vested at December 31, 2011. The amounts and dates on which these 40,000 shares will be released are 20,000 shares each on August 1, 2012 and August 1, 2017. Regarding 40,000 shares of Periodic Restricted Stock awarded to Mr. Fisher on November 18, 2008, the vesting dates are as follows: 2,000 shares each on or about November 1, 2012, 2014, 2015, 2016, 2017; 12,000 shares each at November 1, 2013 and November 1, 2018; and 6,000 shares were vested at December 31, 2011. The amounts and dates on which these 40,000 shares will be released are 20,000 shares each on November 1, 2013 and November 1, 2018. Regarding 25,000 shares of Periodic Restricted Stock awarded to Mr. Fisher on November 18, 2009, the vesting dates are as follows: 1,250 shares each on or about November 1, 2012, 2013, 2015, 2016, 2017, 2018; 7,500 shares each at November 3, 2014 and November 1, 2019; and 2,500 shares were vested at December 31, 2011. The amounts and dates on which these 25,000 shares will be released are 12,500 shares each on November 3, 2014 and November 1, 2019. Regarding 25,000 shares of Periodic Restricted Stock awarded to Mr. Fisher on November 18, 2010, the vesting dates are as follows: 1,250 shares each on or about November 1, 2012, 2013, 2014, 2016, 2017, 2018 and 2019; 7,500 shares each at November 2, 2015 and November 16, 2020; and 1,250 shares were vested at December 31, 2011. The amounts and dates on which these 25,000 shares will be released are 12,500 shares each on November 2, 2015 and November 16, 2020. Regarding 25,000 shares of Periodic Restricted Stock awarded to Mr. Fisher on November 18, 2011, the vesting dates are as follows: 1,250 each on or about November 1, 2012, 2013, 2014, 2015, 2017, 2018, 2019 and November 16, 2020; 7,500 shares each at November 1, 2016 and November 16, 2021. The amounts and dates on which these 25,000 shares will be released are 12,500 shares each on November 1, 2016 and November 16, 2021.
(5)

Unvested Bonus Restricted Stock awards held by Mr. Thomas E. Territ are released on the following vesting dates: 24,959 shares at March 2, 2012; 18,657 shares at March 4, 2013; and 13,072 shares at March 4, 2014. Regarding 6,000 shares of Periodic Restricted Stock awarded to Mr. Territ on July 1, 2005, the vesting dates are as follows: 300 shares each on or about June 24, 2012, 2013 and 2014; 1,800 shares on June 24, 2015; and 3,000 shares were vested and released at December 31, 2011. The remaining 3,000 shares, of which 300 shares were vested at December 31, 2011, will be released on June 24, 2015. Regarding 50,000 shares of Periodic Restricted Stock awarded to Mr. Territ on April 4, 2006, the vesting dates are as follows: 2,500 shares each on or about March 27, 2012, 2013, 2014, 2015; 15,000 shares March 25, 2016, and 25,000 shares were vested and released at December 31, 2011. The remaining 25,000 shares will be released on March 25, 2016. Regarding 25,000 shares of Periodic Restricted Stock awarded to Mr. Territ on August 17, 2007, the vesting dates are as follows: 1,250 shares each on or about August 1, 2013, 2014, 2015, 2016; 7,500 shares each at August 1, 2012 and August 1, 2017; and 5,000 shares were vested at December 31, 2011. The amounts and dates on which these 25,000 shares will be released are 12,500 shares each on August 1, 2012 and August 1, 2017. Regarding 25,000 shares of Periodic Restricted Stock awarded to Mr. Territ on November 18, 2008, the vesting dates are as follows: 1,250 shares each on or about November 1, 2012, 2014, 2015, 2016, 2017; 7,500 shares each at November 1, 2013 and November 1, 2018; and 3,750 shares were vested at December 31, 2011. The amounts and dates on which these 25,000 shares will be released are 12,500 shares each on November 1, 2013 and November 1, 2018. Regarding 25,000 shares of Periodic Restricted Stock awarded to Mr. Territ on November 18,

2009, the vesting dates are as follows: 1,250 shares each on or about November 1, 2012, 2013, 2015, 2016, 2017, 2018; 7,500 shares each at November 3, 2014 and November 1, 2019; and 2,500 shares were vested at December 31, 2011. The amounts and dates on which these 25,000 shares will be released are 12,500 shares each on November 3, 2014 and November 1, 2019. Regarding 25,000 shares of Periodic Restricted Stock awarded to Mr. Territ on November 18, 2010, the future vesting dates are as follows: 1,250 shares each on or about November 1, 2012, 2013, 2014, 2016, 2017, 2018, 2019; 7,500 shares each at November 2, 2015 and November 16, 2020; and 1,250 shares were vested at December 31, 2011. The amounts and dates on which these 25,000 shares will be released are 12,500 shares each on November 2, 2015 and November 16, 2020. Regarding 25,000 shares of Periodic Restricted Stock awarded to Mr. Territ on November 18, 2011, the vesting dates are as follows: 1,250 each on or about November 1, 2012, 2013, 2014, 2015, 2017, 2018, 2019 and November 16, 2020; 7,500 shares each at November 1, 2016 and November 16, 2021. The amounts and dates on which these 25,000 shares will be released are 12,500 shares each on November 1, 2016 and November 16, 2021.

Option Exercises and Stock Vested

The following table sets forth information concerning options exercised by the Named Executive Officers during the fiscal year ended December 31, 2011 and restricted stock held by the Named Executive Officers that vested during the fiscal year ended December 31, 2011.

2011 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($) (1)	Number of shares acquired on vesting (#)	Value realized on vesting ($) (2)
J. Christopher Donahue	100,000	181,860	28,754	767,399

Thomas R. Donahue	80,000	164,024	22,287	560,714

John B. Fisher	—	—	60,073	1,464,241

Thomas E. Territ	—	—	34,613	836,272

John W. McGonigle	—	—	—	—

(1)	The value realized on exercise of options is equal to the difference between the closing NYSE market price of Class B Common Stock on the date of exercise and the exercise price per share of the options times the number of shares acquired upon exercise of the options.
(2)	The value realized on vesting of stock awards is equal to the difference between the closing market price of Class B Common Stock on the NYSE on the date of vesting and the purchase price paid by the Named Executive Officer, if any, multiplied by the number of shares that vested.

Employment Agreements and Change-of-Control Agreements

Federated generally does not have employment agreements or change-of-control agreements with its executive officers. The only employment agreements Federated currently has in place with Named Executive Officers are those with Mr. John B. Fisher and Mr. Thomas E. Territ.

On December 28, 1990, Mr. Fisher entered into an employment agreement (the “1990 Employment Agreement”) with Federated Investors, a predecessor of Federated, in connection with his employment by Federated Investors as an officer and employee. The 1990 Employment Agreement is still in effect. Under the terms of the 1990 Employment Agreement, Mr. Fisher is subject to certain restrictions with regard to confidentiality and competition. Mr. Fisher is not permitted to disclose confidential information that he receives in the course of or as a result of his employment. Additionally, upon termination of his employment, Mr. Fisher is prohibited from directly or indirectly competing with Federated for a period of two years. Furthermore, upon termination of his employment, Mr. Fisher agrees not to directly or indirectly solicit employees of Federated to terminate their employment or contractual relations with Federated. On July 6, 1983, Mr. Territ entered into an employment agreement (the “1983 Employment Agreement”) with Federated Securities Corp., a subsidiary of Federated, in connection with his employment by Federated Securities Corp. as a sales representative. The 1983 Employment Agreement is still in effect. Under the terms of the 1983 Employment Agreement, Mr. Territ is subject to certain restrictions with regard to confidentiality and competition. Mr. Territ is not permitted to disclose confidential information he receives in the course of or as a result of his employment. Additionally, upon termination of his employment, Mr. Territ is prohibited from directly or indirectly competing with Federated for a period of two years. Furthermore, upon termination of his employment, Mr. Territ agrees not to directly or indirectly solicit employees of Federated to terminate their employment or contractual relations with Federated.

The only agreements Federated currently has in place with Named Executive Officers that contain a change-of-control provision are the 2006 Restricted Stock Award Agreements entered into with Mr. John B. Fisher and Mr. Thomas E. Territ, respectively, on April 4, 2006 under the Stock Incentive Plan pursuant to which Mr. Fisher received 100,000 shares of Restricted Stock and Mr. Territ received 50,000 shares of Restricted Stock. Under the terms of the Agreements, the shares awarded vest over a ten-year period with restrictions lapsing on fifty percent of the award on each of approximately the award’s fifth- and tenth- year anniversaries, respectively. In certain circumstances where there is a change of control (as described below), the vesting of the shares is accelerated. For this to occur, a combination of events must take place: (a) there must be a change in ownership of fifty-one percent or greater of the Class A Common Stock of Federated; and (b) one of the following must occur (i) Mr. Fisher’s or Mr. Territ’s employment agreement is terminated other than “for cause” (as defined in the Agreements) by Federated or its successor during the six-month period before or the first two-year period following a change in ownership or (ii) a constructive termination (as defined in the Agreement) occurs prior to the occurrence of events which would permit a termination “for cause” during the first two-year period following a change of ownership. If this “double-trigger” provision is satisfied, then any portion of the award not vested will fully vest. Assuming that the aforementioned events occurred on December 31, 2011, thereby satisfying the “double-trigger” provision, the shares of Restricted Stock awarded to Messrs. Fisher and Territ, respectively, pursuant to the 2006 Restricted Stock Award Agreements that were not vested would have become fully vested with an approximate value of $757,500 for Mr. Fisher and $378,750 for Mr. Territ, which would include $150,000 Mr. Fisher paid for his shares, and $75,000 Mr. Territ paid for his shares. Such events, however, did not occur.

TRANSACTIONS WITH RELATED PERSONS

Pursuant to a Shareholder Services Agreement between The Beechwood Company, L.P. (“Beechwood”) and Federated Securities Corp., a subsidiary of Federated, as agent for certain Federated Funds (the “Funds”), Beechwood provides customary shareholder services to its customers that are shareholders of the Funds. In return, Beechwood receives service fees from the Funds. During the fiscal year ended December 31, 2011, Beechwood received $115,460 from the Funds for its services. Trusts benefiting the families of Messrs. J. Christopher Donahue and Thomas R. Donahue, each owns an interest of approximately 5.3% in Beechwood. The remaining ownership in Beechwood is held as follows: by siblings; siblings and their spouses; trusts benefiting the descendants of the siblings of Messrs. J. Christopher Donahue and Thomas R. Donahue; a trust benefiting the descendants of John F. Donahue and Rhodora J. Donahue; Oyster Bay Properties, Inc. , a corporate entity held by a trust benefiting the descendants of John F. Donahue and Rhodora J. Donahue; and AWOL, Inc. and Beechmax, Inc., corporate entities that are majority owned by the John F. Donahue and Rhodora J. Donahue Joint Revocable Trust.

During 2011, Mr. Richard B. Fisher, a co-founder of Federated and father of Mr. John B. Fisher, Vice President of Federated, was employed by Federated as Vice Chairman. Mr. Richard B. Fisher was provided a salary of eight hundred thousand dollars for his services throughout the year.

CONFLICT OF INTEREST POLICIES AND PROCEDURES

Federated maintains a Code of Business Conduct and Ethics (the “Code”). The Code applies to each director, officer and employee of Federated (each a “Covered Person”). The Code specifically addresses a variety of conflicts of interest, including transactions with a related party. The Code also sets forth guidance for Covered Persons with regard to general conflict of interest scenarios where an individual’s private interests interfere in any way with the interests of Federated as a whole. Federated relies on the integrity and undivided loyalty of Covered Persons to maintain the highest level of objectivity in performing their duties.

Covered Persons are expected to avoid any situation in which personal interests conflict, or have the appearance of conflicting, with those of Federated. Covered Persons are responsible for avoiding any misconduct or perceived conflicts of interest. Accordingly, employees are expected to use prudent behavior and discretion in all transactions and relationships and are required to make prompt and complete disclosure of any possible or probable conflict of interest to their direct supervisor or manager, human resources, or the Internal Compliance Committee, as defined hereinafter. Non-management directors are also expected to make appropriate disclosures to the Board and to take appropriate steps to recuse themselves from Board decisions with respect to transactions or other matters involving Federated as to which they are interested parties or with respect to which a real or apparent conflict of interest exists. As a general rule, Covered Persons should never receive a payment or anything of value in exchange for a decision involving Federated’s business, with limited exceptions for token gifts of nominal value. Additionally, Covered Persons generally may not have any direct or indirect financial interest in, or any business relationship with, a person or entity that does business with Federated or is a competitor of Federated. This policy does not apply to an arms-length purchase of goods or services for personal or family use or to the ownership of less than five percent of the shares of a publicly traded company. Other arms-length business relationships with Federated and/or the Federated Funds may be permissible provided such business relationships are disclosed to, reviewed and approved by the Internal Compliance Committee (as detailed below). Furthermore, Covered Persons should not engage in outside jobs or activities that compete with Federated in any way. Except in certain limited circumstances, any employee who is invited to join the board of directors or to serve as an officer of another organization must obtain the approval of the Internal Compliance Committee. The Code requires directors who are invited to serve on other boards to promptly notify Federated’s Chief Executive Officer and Chairman.

The Code is administered by an Internal Compliance Committee, which consists of Federated’s General Counsel, Chief Compliance Officer, Chief Risk Officer and Chief Audit Executive. As previously discussed, the Code requires Covered Persons to disclose to the Internal Compliance Committee any personal activities or financial interests that could negatively influence, or give the appearance of negatively influencing, their judgment or decisions. The Internal Compliance Committee then determines if there is a conflict and, if so, how to resolve it without compromising the interests of Federated, the Federated Funds or other accounts, as applicable. When necessary, the Internal Compliance Committee will bring matters to the Chief Legal Officer, senior staff or the Board for final resolution.

A copy of the Code is available on Federated’s website at FederatedInvestors.com by first clicking on “About Federated” and then “Corporate Governance.”

SECURITY OWNERSHIP

Class A Common Stock

The following table sets forth certain information regarding beneficial ownership of Federated’s Class A Common Stock by each person who is known by Federated to own beneficially more than five percent of the outstanding shares of Class A Common Stock as of March 1, 2012.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Voting Shares Irrevocable Trust dated May 31, 1989	9,000	100.0%
c/o The Beechwood Company, L.P. Suite 850 1001 Liberty Avenue Pittsburgh, Pennsylvania 15222-3716

All of the outstanding shares of Class A Common Stock are held by the Voting Trust, the trustees of which are Mr. John F. Donahue, his wife, and his son, Mr. J. Christopher Donahue, for the benefit of members of the family of John F. Donahue. Under the terms of the Voting Trust, the trustees are authorized to vote shares held by the Voting Trust and the trustees additionally may sell, transfer or otherwise dispose of shares owned by the Voting Trust. The entire voting power of Federated is vested in the holder of the outstanding shares of Class A Common Stock, except as otherwise provided in the Restated Articles of Incorporation of Federated or as required by applicable law.

Class B Common Stock

The following table sets forth certain information regarding beneficial ownership of Federated’s Class B Common Stock as of March 1, 2012 by (i) each of the current directors of Federated, (ii) Named Executive Officers of Federated, and (iii) all executive officers and current directors of Federated as a group. As of March 1, 2012, there were 103,743,090 shares of Class B Common Stock outstanding.

Name of Beneficial Owner	Shares Beneficially Owned (1)(2)	Percent of Class
J. Christopher Donahue (3)	3,997,998	3.8%

John W. McGonigle (4)	3,574,602	3.4%

Thomas R. Donahue (5)	2,385,731	2.3%

John F. Donahue (6)	1,143,339	1.1%

John B. Fisher (7)	560,836	*

Thomas E. Territ (8)	277,579	*

Michael J. Farrell (9)	62,500	*

David M. Kelly (10)	47,100	*

Edward G. O’Connor	3,844	*

All executive officers and current directors as a group (13 persons)	12,314,462	11.87%

*	Less than 1%.
(1)	Calculated pursuant to Rule 13d-3(d) of the Exchange Act. Unless stated below, each such person has sole voting and investment power with respect to all such shares.
(2)	Does not include 30,660 shares of Class B Common Stock allocated to the accounts of directors and executive officers who are participants in the Federated Investors, Inc. Profit Sharing/401(k) Plan.
(3)	Includes 592,766 shares for which Mr. J. Christopher Donahue has the power to sell, transfer or otherwise dispose under powers of attorney (Mr. J. Christopher Donahue disclaims beneficial ownership of all of the 592,766 shares for which he has powers of attorney); 224,074 shares for which Mr. J. Christopher Donahue is a custodian of shares under the Uniform Transfer for Minors Act (Mr. J. Christopher Donahue disclaims beneficial ownership of all of the 224,074 shares for which he acts as custodian); 298,559 shares owned by The Beechwood Company, L.P., a limited partnership of which Beechmax, Inc. is the general partner, Mr. J. Christopher Donahue is a trustee of the Trust for the Benefit of the Family of J. Christopher Donahue which is a shareholder of Beechmax, Inc. (Mr. J. Christopher Donahue disclaims beneficial ownership of approximately 298,559 shares owned by The Beechwood Company, L.P.); 82,755 shares owned by Comax Partners Limited Partnership, a limited partnership of which Beechmax, Inc. is general partner, Mr. J. Christopher Donahue is a trustee of the Trust for the Benefit of the Family of J. Christopher Donahue which is a shareholder of Beechmax, Inc. (Mr. J. Christopher Donahue disclaims beneficial ownership of approximately 73,264 shares owned by Comax Partners Limited Partnership); 82 shares owned by AWOL, Inc., Mr. J. Christopher Donahue is a trustee of the Trust for the Benefit of the Family of J. Christopher Donahue which is a shareholder of AWOL, Inc. (Mr. J. Christopher Donahue disclaims beneficial ownership of all 82 shares owned by AWOL, Inc.).
(4)

Includes 3,425,324 shares owned by Fairview Partners, L.P., a limited partnership of which 713 Investment Corporation is the sole general partner; and 129,825 shares owned by 713 Investment Partners, L.P., a limited partnership of which 713 Investment Corporation is the sole general partner; Mr. McGonigle and his wife are shareholders of 713 Investment Corporation; and 19,453 shares held in a trust for the benefit of certain descendants of Mr. McGonigle. Mr. McGonigle disclaims beneficial ownership of all shares in which he does not have a pecuniary interest.
(5)	Includes 4,409 shares owned by Mrs. Thomas R. Donahue; 69,021 shares for which Mr. Thomas R. Donahue is a custodian of shares under the Uniform Transfer for Minors Act (Mr. Thomas R. Donahue disclaims beneficial ownership of all of the 69,021 shares for which he acts as custodian); 303,220 shares which Mr. Thomas R. Donahue has the power to sell, transfer or otherwise dispose under powers of attorney (Mr. Thomas R. Donahue disclaims beneficial ownership of all of the 303,220 shares for which he holds powers of attorney); 1,005,550 shares owned by Maxfund Partners, L.P., a limited partnership of which Maxfund, Inc. is the general partner, Mr. Thomas R. Donahue is a shareholder of Maxfund, Inc. (Mr. Thomas R. Donahue disclaims beneficial ownership of approximately 967,832 shares owned by the Maxfund Partners, L.P.); 298,559 shares owned by The Beechwood Company, L.P., a limited partnership of which Beechmax, Inc. is the general partner, Mr. Thomas R. Donahue is a trustee of the Trust for the Benefit of the Family of Thomas R. Donahue which is a shareholder of Beechmax, Inc. (Mr. Thomas R. Donahue disclaims beneficial ownership of approximately 298,559 shares owned by The Beechwood Company, L.P.); and 82,755 shares owned by Comax Partners Limited Partnership, a limited partnership of which Beechmax, Inc. is general partner, Mr. Thomas R. Donahue is a trustee of the Trust for the Benefit of the Family of Thomas R. Donahue which is a shareholder of Beechmax, Inc. (Mr. Thomas R. Donahue disclaims beneficial ownership of approximately 65,676 shares owned by Comax Partners Limited Partnership); 82 shares owned by AWOL, Inc., Mr. Thomas R. Donahue is a trustee of the Trust for the Benefit of the Family of Thomas R. Donahue which is a shareholder of AWOL, Inc. (Mr. Thomas R. Donahue disclaims beneficial ownership of all 82 shares owned by AWOL, Inc.).
(6)	Includes 523,000 shares owned by Richmond Farm L.P., a Pennsylvania limited partnership, of which Mr. John F. Donahue has controlling interest (Mr. John F. Donahue disclaims beneficial ownership of approximately 514,026 shares owned by Richmond Farm L.P.); 38,821 shares owned by Comax Land Company of Florida; 5,819 shares owned by John F. Donahue Revocable Trust; 5,819 shares owned by Rhodora J. Donahue Revocable Trust; and 569,880 shares owned by the John F. Donahue and Rhodora J. Donahue Joint Revocable Trust.
(7)	Includes 17,500 shares held by Rosewood Limited Partnership, a limited partnership of which Mr. Fisher is a general partner.
(8)	Includes 5,865 stock options which are currently exercisable.
(9)	Includes 12,000 stock options which are currently exercisable.
(10)	Includes 22,500 stock options which are currently exercisable.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the securities laws of the United States, Federated’s directors, its executive officers and any persons beneficially owning more than ten percent of Federated’s Class A Common Stock and Class B Common Stock are required to report their ownership of Federated’s Class A and Class B Common Stock and any changes in that ownership to the SEC and to the NYSE. Specific due dates for these reports have been established and Federated is required to report in this Information Statement any failure to file by these dates. In 2011, all of these reports were timely filed. In making these statements, Federated has relied on copies of the reports that its officers, directors and beneficial owners of more than ten percent of Federated’s Class A or Class B Common Stock have filed with the SEC.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP served as the independent registered public accounting firm for 2011 and continues to serve as the independent registered public accounting firm for Federated. Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The following fees are for services rendered by the independent registered public accounting firm for the audit of Federated’s financial statements for the fiscal years ended December 31, 2011 and December 31, 2010, the audit of internal control over financial reporting for the fiscal years ended December 31, 2011 and December 31, 2010, the review of the financial statements in Federated’s Forms 10-Q for the fiscal years 2011 and 2010, and other billings for services rendered to Federated:

	2011	2010
Audit Fees:	$1,209,508	$1,344,859
Audit-Related Fees:	$326,308	$139,729
Fees for audit-related services primarily include audits of the employee benefit plan, due diligence and other attest services.
Tax Fees:	$101,142	$44,833
Fees for tax services include tax compliance, tax advice and tax planning.
All Other Fees:	$290,986	$365,783
Fees for other services primarily include certain Federated-sponsored product-related tax assistance, portfolio scanner services and audits.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy for pre-approval of audit, audit-related, tax and other services, classified as All Other Services, to be performed by Federated’s independent registered public accounting firm. The policy was adopted in order to ensure that the provision of these services does not impair the auditor’s independence. The Audit Committee will annually review and pre-approve the services that may be provided by the independent registered public accounting firm. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. The Audit Committee will revise the list of general pre-approved services from time to time, based upon subsequent determinations. The term of the general pre-approval is twelve months from the date of pre-approval, unless specifically provided otherwise. The Audit Committee will waive the pre-approval requirement for services (other than audit, review or attest services) if: (i) the aggregate amount of all such services provided constitutes no more than five percent of the total amount of revenues paid by Federated to its independent registered public accounting firm during the fiscal year in which the services are provided; (ii) such services were not recognized by Federated at the time of engagement of the independent registered public accounting firm to be non-audit services; and (iii) if such services are promptly brought to the attention of the Audit Committee (or its delegate) and approved prior to the completion of the audit. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee. The Chairman of the Audit Committee reports any pre-approval decisions to the Audit Committee at its scheduled meetings.

The Audit Committee pre-approves annual budgets for audit, audit-related services, tax services, and All Other Services to be provided. Any proposed services exceeding pre-approved budget levels will require specific pre-approval by the Audit Committee.

APPROVAL THE ANNUAL INCENTIVE PLAN

Federated wishes to approve the Annual Incentive Plan. Under the proposed Annual Incentive Plan, each executive officer participating in the Annual Incentive Plan would be eligible for a maximum performance bonus of a dollar amount specified by the Compensation Committee. The maximum performance bonus that can be awarded by the Compensation Committee to a Participant for any performance period cannot exceed $6,000,000. We wish to approve the Annual Incentive Plan in order to preserve our federal income tax deduction for incentive compensation paid to our executive officers based on the attainment of established performance goals. We generally seek to preserve our ability to claim tax deductions for compensation paid to executives to the greatest extent practicable. As executive officers, including executive officers who may also be directors, are expected to receive bonuses under the Annual Incentive Plan, such persons may be deemed to have a direct or indirect interest in this matter.

SUMMARY OF THE PLAN

The following summary of the Annual Incentive Plan is qualified in its entirety by reference to the complete text of the Annual Incentive Plan, a copy of which is provided herein on pages 31 to 35.

Purpose

The purpose of the Annual Incentive Plan is to advance the success of Federated and to thereby increase shareholder value by promoting the attainment of significant business objectives by Federated and basing a portion of the annual compensation of selected executive officers on the attainment of such objectives.

Administration

The Annual Incentive Plan is administered by the Compensation Committee. Subject to the terms of the Annual Incentive Plan, the Compensation Committee, among other things, has full authority and discretion to determine eligibility for participation in the Annual Incentive Plan, make awards under the Annual Incentive Plan, establish the terms and conditions of such awards, and determine whether certain goals and measures for any award have been achieved. The Compensation Committee’s determinations under the Annual Incentive Plan need not be uniform among all Participants, or classes or categories of Participants, and may be applied to such Participants, or classes or categories of Participants, as the Compensation Committee, in its sole and absolute discretion, considers necessary, appropriate or desirable.

Eligibility and Participation

Participation in the Annual Incentive Plan is limited to executive officers (who may also be members of the Board of Directors) who are determined by the Compensation Committee to be eligible for participation in the Annual Incentive Plan.

Unless otherwise determined by the Compensation Committee, the Chairman of the Board, the Chief Executive Officer, and any executive officer who is a member of the Board of Directors or is designated as a member of the Chief Executive Officer’s senior staff are eligible to participate in the Annual Incentive Plan.

Granting of Awards

The Compensation Committee may, in its discretion, from time to time make awards to Participants based upon such methods as may be established by the Compensation Committee. With respect to awards that are intended to be performance-based compensation under Section 162(m) of the Internal Revenue Code, the Compensation Committee conditions each award upon Federated’s achievement of one or more performance goals with respect to one or more performance measures established by the Compensation Committee. For purposes of the Annual Incentive Plan, “Performance Measures” means any one or more of the following performance criteria, either individually, alternatively or in any combination, and subject to such modifications or variations as specified by the Compensation Committee, applied to either Federated as a whole or to a business unit or subsidiary entity thereof, either individually, alternatively or in any combination, and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee: (i) revenues; (ii) operating income; (iii) net income; (iv) earnings per share; (v) operating expenses; (vi) assets under management; (vii) product sales or market share; (viii) the performance of the Common Stock; (ix) the investment performance of Federated products; (x) Operating Profits; (xi) identification of business opportunities; (xii) product completion; and (xiii) completion of acquisitions, business expansion, product diversification, new or expanded market penetration and other non-financial operating and management performance objectives.

Certification and Payment of Awards

Prior to any payment being made under the Annual Incentive Plan, the Compensation Committee certifies in writing the achievement of the applicable performance goals and any other material terms relating to the award.

The Compensation Committee, in its sole discretion, may reduce the amount of any award to a Participant if it concludes that such reduction is necessary or appropriate based upon: (i) an evaluation of such Participant’s performance; (ii) comparisons with compensation received by other similarly situated individuals working within Federated’s industry; (iii) Federated’s financial results and conditions; or (iv) such other factors or conditions that the Compensation Committee deems relevant. In distributing awards made under the Annual Incentive Plan, the Compensation Committee has discretion as to how awards are paid. The Compensation Committee may pay the awards out in cash, which may be in installments, or may pay all or a portion of the award in stock-based compensation. Additionally, the Compensation Committee may also permit a Participant to elect to receive, in lieu of receiving cash, all or a portion of the award in stock-based compensation.

Maximum Amount Available for Awards

The maximum amount of an award that may be earned by a Participant under the Annual Incentive Plan for any performance period may not exceed $6,000,000.

Termination of Employment

Unless otherwise determined by the Compensation Committee, Participants who have terminated their employment with Federated prior to the actual payment of an award for any reason, shall forfeit any and all rights to payment under any awards then outstanding under the terms of the Annual Incentive Plan.

Non-Transferability

A Participant’s rights under the Annual Incentive Plan, including the right to amounts payable, may not be assigned, pledged or otherwise transferred except in the event of a Participant’s death, in which case it may be transferred to the Participant’s designated beneficiary or, in the absence of such a designator, by will or by the laws of descent and distribution.

Other Compensation Plans

Nothing contained in the Annual Incentive Plan shall prevent Federated from adopting other or additional compensation arrangements for employees of Federated, including arrangements that are not intended to comply with Section 162(m) of the Internal Revenue Code.

Amendment and Termination

The Board of Directors may modify, amend, or terminate the Annual Incentive Plan at any time-provided, however, that no such modification, amendment or termination shall, without the consent of the Participant, materially adversely affect the rights of such Participant to any payment that has been determined by the Compensation Committee to be due and owing to the Participant under the Annual Incentive Plan but not yet paid.

Notwithstanding the foregoing or any provision of the Annual Incentive Plan to the contrary, the Compensation Committee may at any time (without the consent of the Participant) modify, amend or terminate any or all of the provisions of this Annual Incentive Plan to the extent necessary to conform the provisions of the Annual Incentive Plan with Section 409A or Section 162(m) of the Internal Revenue Code or the regulations promulgated thereunder regardless of whether such modification, amendment, or termination of the Annual Incentive Plan shall adversely affect the rights of a Participant under the Annual Incentive Plan.

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Rule 14a-8 of the Exchange Act contains the procedures for including certain shareholder proposals in Federated’s Information Statement and related materials. Shareholders entitled to vote may submit a shareholder proposal pursuant to Rule 14a-8 for the 2013 Annual Meeting of Shareholders of Federated prior to December 1, 2012. Except under certain limited circumstances, the holders of Class B Common Stock are not entitled to vote their shares. Any shareholder proposals should be addressed to the Secretary of Federated Investors, Inc., Federated Investors Tower, Pittsburgh, Pennsylvania 15222-3779.

EXHIBIT A

FEDERATED INVESTORS, INC.

ANNUAL INCENTIVE PLAN

Approved by Shareholders April 24, 2002

Amended as of May 13, 2002

Amended as of July 23, 2002

Amended as of February 5, 2004

Amended as of January 25, 2007

ARTICLE 1- GENERAL PROVISIONS

1.1	Purpose

The purpose of the Federated Investors, Inc. Annual Incentive Plan (the “Plan”) is to advance the success of Federated Investors, Inc. and to thereby increase shareholder value by promoting the attainment of significant business objectives by the Company and basing a portion of the annual compensation of selected officers on the attainment of such objectives. The Plan is designed to: (i) further align the interests of Participants with the interests of the Company’s shareholders, (ii) reward Participants for creating shareholder value as measured by objectively determinable performance goals, and (iii) assist in the attraction and retention of employees vital to the Company’s long-term success.

1.2	Definitions

For the purpose of the Plan, the following terms shall have the meanings indicated:

(a)	“Board” means the Board of Directors of the Company.

(b)	“Code” means the Internal Revenue Code of 1986, as amended, including any successor law thereto.

(c)	“Company,” means Federated Investors, Inc. and solely for purposes of determining (i) eligibility for participation in the Plan, (ii) employment, and (iii) the calculation of any Performance Goal or establishment of any Performance Measure, any subsidiary entity or affiliate thereof, including subsidiaries or affiliates which become such after adoption of the Plan. For purposes of this Plan, the term “Company” shall also include any successor to Federated Investors, Inc.

(d)	“Committee” means the Compensation Committee of the Board, or such other committee as is appointed or designated by the Board to administer the Plan, in each case which shall be comprised solely of two or more “outside directors” (as defined under Section 162(m) of the Code and the regulations promulgated thereunder).

(e)	“Common Stock” means the Company’s Class B Common Stock, no par value per share.

(f)	“Fair Market Value” means, on any date, the closing sale price of one share of Common Stock, as reported on the New York Stock Exchange or any national securities exchange on which the Common Stock is then listed or on the NASDAQ Stock Market’s National Market (“NNM”) if the Common Stock is then quoted thereon, as published in the Wall Street Journal or another newspaper of general circulation, as of such date or, if there were no sales reported as of such date, as of the last date preceding such date as of which a sale was reported. In the event that the Common Stock is not listed for trading on a national securities exchange or authorized for quotation on NNM, Fair Market Value shall be the closing bid price as reported by the NASDAQ Stock Market or The NASDAQ SmallCap Market (if applicable), or if no such prices shall have been so reported for such date, on the next preceding date for which such prices were so reported. In the event that the Common Stock is not listed on the New York Stock Exchange, a national securities exchange or NNM, and is not listed for quotation on The NASDAQ Stock Market or The NASDAQ SmallCap Market, Fair Market Value shall be determined in good faith by the Committee in its sole discretion, and for this purpose the Committee shall be entitled to rely on the opinion of a qualified appraisal firm with respect to such Fair Market Value, but the Committee shall in no event be obligated to obtain such an opinion in order to determine Fair Market Value.

(g)	“Forfeit” means the loss by a Participant of any and all rights to an award granted under the Plan, including the loss of any payment of compensation by the Company under the Plan or any award granted thereunder.

(h)	“Operating Profits” means for the applicable Performance Period, the Company’s total revenue less distributions to minority interests and less total expenses (excluding amortization of intangible assets, impairment losses and debt expenses, including, without limitation, interest and loan fees) as reflected in the Company’s audited or unaudited financial statements as filed with the Securities and Exchange Commission.

(i)	“Participant” means any person: (1) who has satisfied the eligibility requirements set forth in Section 1.4; (2) to whom an award has been made under the Plan; and (3) whose award remains outstanding under the Plan.

(j)	“Performance Goal” means, in relation to any Performance Period, the level of performance that must be achieved with respect to a Performance Measure.

(k)	“Performance Measures” means any one or more of the following performance criteria, either individually, alternatively or in any combination, and subject to such modifications or variations as specified by the Committee, applied to either the Company as a whole or to a business unit or subsidiary entity thereof, either individually, alternatively or in any combination, and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: (i) revenues; (ii) operating income; (iii) net income; (iv) earnings per share; (v) operating expenses; (vi) assets under management; (vii) product sales or market share; (viii) the performance of the Common Stock; (ix) the investment performance of Company products; (x) Operating Profits; (xi) identification of business opportunities; and (xii) product completion; and (xiii) completion of acquisitions, business expansion, product diversification, new or expanded market penetration and other non-financial operating and management performance objectives.

To the extent consistent with Section 162(m) of the Code and the regulations promulgated thereunder and unless otherwise determined by the Committee at the time the Performance Goals are established, the Committee, in applying the Performance Goals, shall exclude the effect of any of the following events that occur during a Performance Period: the impairment of tangible or intangible assets; litigation or claim judgments or settlements; changes in tax law, accounting principles or other such laws or provisions affecting reported results; business combinations, reorganizations and/or restructuring programs that have been approved by the Board; reductions in force and early retirement incentives; and any extraordinary, unusual, infrequent or non-recurring items separately identified in the financial statements and/or notes thereto in accordance with generally accepted accounting principles.

(l)	“Performance Period” means, in relation to any award, the calendar year, or other period of 12 months or less for which a Participant’s performance is being calculated with each such period constituting a separate Performance Period.

1.3	Administration

(a) The Plan shall be administered by the Committee. Subject to the terms of the Plan, the Committee shall, among other things, have full authority and discretion to determine eligibility for participation in the Plan, make awards under the Plan, establish the terms and conditions of such awards (including the Performance Goal(s) and Performance Measure(s) to be utilized) and determine whether the Performance Goals applicable to any Performance Measures for any award have been achieved. The Committee’s determinations under the Plan need not be uniform among all Participants, or classes or categories of Participants, and may be applied to such Participants, or classes or categories of Participants, as the Committee, in its sole and absolute discretion, considers necessary, appropriate or desirable. The Committee is authorized to interpret the Plan, to adopt administrative rules, regulations, and guidelines for the Plan, and may correct any defect, supply any omission or reconcile any inconsistency or conflict in the Plan or in any award. All determinations by the Committee shall be final, conclusive and binding on the Company, the Participant and any and all interested parties.

(b) Subject to the provisions of the Plan, the Committee will have the authority and discretion to determine the extent to which awards under the Plan will be structured to conform to the requirements applicable to performance-based compensation as described in Section 162(m) of the Code, and to take such action, establish such procedures, and impose such restrictions at the time such awards are granted as the Committee determines to be necessary or appropriate to conform to such requirements. The Committee may, with respect to Participants whom the Committee determines are not likely to be subject to Section 162(m) of the Code, delegate such of its powers and authority under the Plan to the Company’s Chairman, President or Chief Executive Officer as it deems appropriate. In the event of such delegation, all references to the Committee in this Plan shall be deemed references to such officers as it relates to those aspects of the Plan that have been delegated.

(c) Notwithstanding any provision of the Plan to the contrary, if any benefit provided under this Plan is subject to the provisions of Section 409A of the Code and the regulations issued thereunder, the provisions of the Plan shall be administered, interpreted and construed in a manner necessary to comply with Section 409A, the regulations issued thereunder or an exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted, or construed.)

1.4	Eligibility and Participation

Participation in the Plan shall be limited to officers (who may also be members of the Board) who are determined by the Committee to be eligible for participation in the Plan and, unless otherwise determined by the Committee, the Chairman of the Board, the Chief Executive Officer and any executive who is a member of the Board or is designated as a member of the Chief Executive Officer’s senior staff shall be eligible to participate in the Plan.

ARTICLE II - AWARD TERMS

2.1	Granting of Awards

The Committee may, in its discretion, from time to time make awards to persons eligible for participation in the Plan pursuant to which the Participant will earn compensation. The amount of a Participant’s award may be based on such methods as may be established by the Committee. Each award shall be communicated to the Participant, and shall specify, among other things, the terms and conditions of the award and the Performance Goals to be achieved. The maximum amount of an award that may be earned under the Plan by any Participant for any Performance Period shall not exceed USD $6,000,000.

2.2	Establishment of Performance Goals

With respect to awards that are intended to be performance-based compensation under Section 162(m) of the Code, each award shall be conditioned upon the Company’s achievement of one or more Performance Goals with respect to the Performance Measure(s) established by the Committee. No later than ninety (90) days after the beginning of the applicable Performance Period, the Committee shall establish in writing the Performance Goals, Performance Measures and the method(s) for computing the amount of compensation which will be payable under the Plan to each Participant if the Performance Goals established by the Committee are attained; provided, however, that for a Performance Period of less than one year, the Performance Measure must be established prior to the lapse of 25% of the Performance Period. In addition to establishing a minimum performance level below which no compensation shall be payable pursuant to an award, the Committee, in its discretion, may create a performance schedule under which an amount less than or more than a target award may be paid so long as the Performance Goals have been exceeded.

2.3	Other Award Terms

The Committee, in its sole discretion, may also establish such additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any awards. Such additional restrictions or conditions need not be performance-based and may include, among other things, the receipt by a Participant of a specified annual performance rating, the continued employment by the Participant and/or the achievement of specified performance goals by the Company, business unit or Participant. Furthermore and notwithstanding any provision of this Plan to the contrary, the Committee, in its sole discretion, may reduce the amount of any award to a Participant if it concludes that such reduction is necessary or appropriate based upon: (i) an evaluation of such Participant’s performance; (ii) comparisons with compensation received by other similarly situated individuals working within the Company’s industry; (iii) the Company’s financial results and conditions; or (iv) such other factors or conditions that the Committee deems relevant. Notwithstanding any provision of this Plan to the contrary, the Committee shall not use its discretionary authority to increase any award that is intended to be performance-based compensation under Section 162(m) of the Code.

2.4	Certification of Achievement of Performance Goals

The Committee shall, prior to any payment under the Plan, certify in writing the extent, if any, that the Performance Goal(s) and any other material terms have been achieved. For purposes of this provision, and for so long as the Code permits, the approved minutes of the Committee meeting in which the certification is made may be treated as written certification.

2.5	Distribution of Awards

Awards shall be paid as promptly as practicable (but in no event later than 2 1/2 months after the close of the fiscal year in which the Performance Period ends) after the Committee has certified in writing the extent to which the applicable Performance Goals and any other material terms have been achieved. Notwithstanding the foregoing, the Committee may, in it sole discretion: (i) determine whether, to what extent, and under what additional circumstances amounts payable with respect to an award under the Plan shall be deferred either automatically, at the election of the Participant, or by the Committee; (ii) permit a Participant to elect to receive, in lieu of receiving cash, all or a portion of the total award value in the form of Common Stock, restricted Common Stock, non-qualified stock options to purchase Common Stock, or such other stock-based award as maybe authorized by the Committee; and (iii) satisfy the payment of all or a portion of the total award value in the form of Common Stock, restricted Common Stock, non-qualified stock options to purchase Common Stock, or such other stock-based award as may be authorized by the Committee. Any stock-based award granted as payment of an award shall be granted pursuant to the Federated Investors, Inc. Stock Incentive Plan or any successor thereto; provided, however, that any non-qualified stock option to purchase Common Stock shall have an exercise price equal to the Fair Market Value of the Common Stock on the date of grant. The number of stock options to be granted shall be determined by the Committee and shall be based upon the value of the options as determined under the Black-Scholes option-pricing model or such other option valuation model or calculation that the Committee, in its sole discretion, shall determine is appropriate. The number of any other stock-based awards to be granted shall be determined by such methods or procedures as the Committee, in its sole discretion, shall determine is appropriate.

2.6	Termination of Employment

Unless otherwise determined by the Committee, Participants who have terminated employment with the Company prior to the actual payment of an award for any reason, shall Forfeit any and all rights to payment under any awards then outstanding under the terms of the Plan.

ARTICLE III - OTHER PROVISIONS

3.1	Withholding Taxes

Whenever the Company is required to satisfy income or employment tax withholding requirements with respect to an award under the Plan, the Company shall have the right to withhold from the payment of any such award, or require the Participant to remit to the Company prior to or contemporaneous with the payment of any such award, an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto and such other deductions as may be authorized by the Participant or as required by applicable law.

3.2	Adjustments

Awards may be adjusted by the Committee in the manner and to the extent it determines to be appropriate to reflect stock dividends, stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, reclassifications or other relevant changes in capitalization occurring after the date of the award; provided, however, that the Committee may not make any such adjustment with respect to any award to an individual who is then a “covered employee” as such term is defined in Regulation 1.162-27(c)(2) promulgated under Section 162(m) of the Code, or any successor provision (“Section 162(m)”), if such adjustment would cause compensation pursuant to such award to cease to be performance-based compensation under Section 162(m).

3.3	No Right to Employment

Nothing contained in the Plan or in any award shall confer upon any Participant any right with respect to continued employment with the Company or its subsidiaries or affiliates, nor interfere in any way with the right of the Company or its subsidiaries or affiliates to at any time reassign the Participant to a different job, change the compensation of the Participant or terminate the Participant’s employment for any reason.

3.4	Nontransferability

A Participant’s rights under the Plan, including the right to amounts payable may not be assigned, pledged, or otherwise transferred except, in the event of a Participant’s death, to the Participant’s designated beneficiary or, in the absence of such a designation, by will or by the laws of descent and distribution.

3.5	Unfunded Plan

The Plan is not funded and all awards payable hereunder shall be paid from the general assets of the Company. No provision contained in this Plan and no action taken pursuant to the provisions of this Plan shall create a trust of any kind or require the Company to maintain or set aside any specific funds to pay benefits hereunder. To the extent a Participant acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

3.6	Foreign Jurisdictions

The Committee shall have the authority to adopt, amend, or terminate such arrangements, not inconsistent with the intent of the Plan, as it may deem necessary or desirable to make available tax or other benefits of the laws of foreign countries in order to promote achievement of the purposes of the Plan.

3.7	Other Compensation Plans

Nothing contained in this Plan shall prevent the Company from adopting other or additional compensation arrangements for employees of the Company, including arrangements that are not intended to comply with Section 162(m) of the Code.

3.8	Governing Law

The Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to its conflict of law provisions.

ARTICLE IV - AMENDMENT AND TERMINATION

The Board of Directors may modify, amend, or terminate the Plan at any time; provided, however, that no such modification, amendment or termination shall, without the consent of the Participant, materially adversely affect the rights of such Participant to any payment that has been determined by the Committee to be due and owing to the Participant under the Plan but not yet paid.

Notwithstanding the foregoing or any provision of the Plan to the contrary, the Committee may at any time (without the consent of the Participant) modify, amend or terminate any or all of the provisions of this Plan to the extent necessary to conform the provisions of the Plan with Section 409A or Section 162(m) of the Code or the regulations promulgated thereunder regardless of whether such modification, amendment, or termination of the Plan shall adversely affect the rights of a Participant under the Plan.

ARTICLE V - EFFECTIVE DATE

The Plan, as amended, shall become effective immediately upon the approval and adoption thereof by the Board; provided, however, that no award intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code shall be payable prior to approval of the Plan’s material terms by the Company’s shareholders.

Federated Investors, Inc.

Federated Investors Tower

1001 Liberty Avenue

Pittsburgh, PA 15222-3779

1-800-341-7400

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Federated Investors, Inc.

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